Exhibit 99.1

Contacts:

Weber Shandwick US

Arielle Patrick, (212) 445-8470

APatrick@webershandwick.com

Doug Myers, (415) 262-5919

DMyers@webershandwick.com

Weber Shandwick Beijing

Zheng Xi, +861085692330

Xzheng@webershandwick.com

GYMBOREE AGREES TO SELL PLAY & MUSIC BUSINESS TO ZEAVION

Sale supports Play & Music’s global growth, R&D and product innovation

The Gymboree Corporation to enhance focus on its core retail business

SAN FRANCISCO – June 28, 2016 – The Gymboree Corporation (“Gymboree” or the “Company”) today announced that it entered into a definitive agreement to sell its early childhood development business, Gymboree Play & Music (“Play & Music”), to ZEAVION Holding (“ZEAVION”), a privately-held company with a focus on the education and entertainment sectors. Pursuant to the terms of the transaction, Gymboree will receive $127.5 million in cash proceeds from ZEAVION, approximately $80 million net of estimated taxes. The closing of the transaction is expected to occur by mid-July, and is subject to certain closing conditions and post-closing purchase price adjustments. If closing does not occur by mid-July, Gymboree has the right to terminate the definitive agreements and retain a $20 million nonrefundable deposit. Upon closing of the transaction, ZEAVION will own the entire global Play & Music business, including its central operations and centers in North America. ZEAVION has also agreed to acquire the intellectual property of Play & Music’s curriculum and certain related trademarks. The Gymboree Corporation’s global apparel business and related retail brands are not part of the transaction.

“Today marks a positive next step in the growth of Play & Music, which was founded just over 40 years ago,” said Mark Breitbard, CEO of Gymboree. “Play & Music pioneered a unique model for giving children around the world the opportunity to learn and grow through art, music and early education. Gymboree is proud to have built a strong foundation for the Play & Music business and we are excited about ZEAVION’s commitment to education and plan to grow this great brand. Play & Music is well positioned for this next chapter, while Gymboree will continue to focus on its core retail businesses.”

“I am humbled by the opportunity to grow the Play & Music brand with a focus on strengthening its profitability through strategic investments in R&D and product innovation,” added Jack Shi, founder of ZEAVION. “I am a longtime, firm believer in the power of education and learning at an early age and its impact on human growth and development. Play & Music has created something truly special and I look forward to working with the global team, with whom I’ve established a positive relationship.”

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of April 30, 2016, the Company operated a total of 1,303 retail stores: 592 Gymboree® stores (543 in the United States, 48 in Canada and 1 in Puerto Rico), 175 Gymboree Outlet stores (174 in the United States and 1 in Puerto Rico), 149 Janie and Jack® shops (148 in the United States and 1 in Puerto Rico) and 387 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com.

About Gymboree Play & Music

Founded in 1976, Gymboree Play & Music offers children ages newborn to 5 years the opportunity to explore, learn and play in an innovative parent-child program. Gymboree Play & Music offers an array of classes developed by early childhood experts, as well as birthday parties and developmental toys, books and music. Gymboree Play & Music classes are available through more than 733 franchised and company-operated centers in the United States, Canada and 40 other countries.

About ZEAVION Holding

ZEAVION Holding, founded by Jack Shi, is a Singapore-based company with a focus on business development and investment in the education and entertainment sectors. Mr. Shi is an entrepreneur, who has spent over 30 years building Feixiang Group from a 10-person workshop to a global enterprise that has worked with a number of Fortune 500 companies. In addition to his entrepreneurial role, Mr. Shi is also a respected investor who focuses on true brand and equity value which can be achieved through long term investments in talent, R&D and continuous innovation.

Cautionary Note Regarding Forward-Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements as to: the expected benefits of the sale of the Play & Music business to Gymboree; and the future prospects of Gymboree’s core retail business after the closing; the estimated tax, which is preliminary and subject to adjustment when finalized; and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will” and similar expressions. Potential risks and uncertainties include, but are not limited to, such factors as: the possibility that the transaction may not be consummated, including as a result of any of the conditions precedent; the risk of ZEAVION being unable to obtain sufficient financing to complete the acquisition; the risk of global market downturn conditions and volatilities impacting the completion of the acquisition or the funding; the diversion of our management’s attention from the management of our core retail business; unfavorable currency exchange rates; and the impact of competition and other risk factors relating to our industry and business as detailed from time to time in Gymboree’s filings with the United States Securities and Exchange Commission. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this press release.

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